EXHIBIT 10.1

ROYAL BANK OF CANADA
Three World Financial Center
200 Vesey Street
New York, New York 10281

Highly Confidential

December 5, 2012

LMI Aerospace, Inc.
411 Fountain Lakes Blvd
St. Charles, Missouri 63301

Attention:  Lawrence E. Dickinson, Chief Financial Officer

Project Viper
Commitment Letter

Ladies and Gentlemen:

You have advised Royal Bank of Canada (“Royal Bank” or the “Initial Lender”) and RBC Capital Markets* (“RBCCM” and, together with the Initial Lender, the “Commitment Parties”, “we” or “us”) that LMI Aerospace, Inc. (the “Company”) intends to acquire (the “Acquisition”), directly or indirectly through one or more of its wholly-owned domestic subsidiaries, all of the issued and outstanding equity interests of a company identified to us as “Viper” (the “Target”) pursuant to the terms of that certain Membership Interest Purchase Agreement, dated as of December 5, 2012, by and among the Company, the Target and the members of the Target (together with all exhibits, schedules and disclosure letters thereto, collectively, the “Acquisition Agreement”).  You have further advised us that, in connection with the foregoing, you intend to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits hereto.

1.             Commitment.  In connection with the foregoing and subject only to the conditions set forth in Section 5 hereto, Royal Bank hereby commits to provide to the Borrower 100% of the Senior Credit Facilities (as defined in Exhibit A) upon the principal terms set forth herein, in the Fee Letter among us and you dated as of the date hereof (the “Fee Letter”) and in the Senior Credit Facilities Summary of Terms and Conditions attached hereto as Exhibit B (and incorporated by reference herein) (the “Term Sheet”).

2.             Appointment of Roles.  You hereby appoint:  (i) RBCCM (acting alone or through or with affiliates selected by it) to act as sole lead arranger and bookrunning manager (in such capacity, the “Lead Arranger”) and (ii) Royal Bank (acting alone or through or with affiliates selected by it) to act as sole administrative agent (in such capacity, the “Administrative Agent”), in each case for the Senior Credit Facilities.

* RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

It is understood and agreed that Royal Bank and RBCCM will appear on the top left of the cover page of any marketing materials for each of the Senior Credit Facilities, and will hold the roles and responsibilities conventionally understood to be associated with such name placement.  It is further understood and agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter, the Term Sheet or the Fee Letter) will be paid in connection with the Senior Credit Facilities unless you and we shall so agree.

3.             Syndication.  The Lead Arranger reserves the right, prior to or after the execution of the definitive documentation for any of the Senior Credit Facilities (as further defined in the Term Sheet, the “Loan Documents”), to syndicate all or a portion of the Initial Lender’s commitments hereunder to one or more financial institutions or other lenders in consultation with you (together with the Initial Lender, the “Lenders”).  Notwithstanding our right to syndicate the Senior Credit Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Senior Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Senior Credit Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of an Initial Lender’s commitments in respect of the Senior Credit Facilities until the initial funding of the Senior Credit Facilities by such Initial Lender has occurred  and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over (and shall not directly or indirectly agree to accept direction from, or accept direction from, any third party with respect to) all rights and obligations with respect to its commitments in respect of the Senior Credit Facilities and this Commitment Letter, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

You understand that each of the Senior Credit Facilities will be separately syndicated, and until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) the date that is 75 days following the date of the general lender meeting in respect of the Senior Credit Facilities (such period, the “Syndication Period”) you agree to use commercially reasonable efforts to assist us in completing syndications that are reasonably satisfactory to the Lead Arranger.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships and to the extent practical and appropriate, the existing banking relationships of the Target, (b) at the Lead Arranger’s reasonable request, direct contact between your senior management, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure such contact between the senior management of the Target, on the one hand, and the proposed Lenders, on the other hand) in all such cases at reasonable times, (c) your assistance (and your using commercially reasonable efforts to cause the Target to assist) in prompt preparation of customary confidential information memoranda and other customary marketing materials to be used in connection with the syndications (such marketing materials confidential information memoranda, collectively, with the Term Sheet and the information and projections referred to in the next succeeding paragraph, the “Information Materials”), (d) the hosting, with the Lead Arranger, of one or more meetings of and conference calls with prospective Lenders at times and locations mutually agreed upon, (e) your using commercially reasonable efforts to ensure that there are not any competing issues of debt securities or commercial bank or other credit facilities of you, the Target or your or its subsidiaries, offered, placed, announced or arranged (excluding the Senior Credit Facilities) and (f) using your commercially reasonable efforts to obtain, prior to the commencement of the Syndication Period, public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and public corporate family rating from Moody’s Investors Service, Inc.  (“Moody’s”), in each case with respect to the Borrower (such ratings, the “Corporate Ratings”), and public ratings for each of the Senior Credit Facilities from each of S&P and Moody’s (the “Facilities Ratings”) (such ratings being, collectively, the “Ratings”), in each case giving effect to the Transactions, and to participate in a customary manner in the process of securing such ratings.

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Without limiting your obligations to assist with syndication efforts as set forth above, the Commitment Parties agree that its commitment hereunder is not conditioned upon the commencement or the completion of such syndications, or the receipt of any commitments for such syndication.

The Lead Arranger will manage, in consultation with you, all aspects of the syndication of the Senior Credit Facilities, including, without limitation, selection of Lenders, determination of when the Lead Arranger will approach potential Lenders and the time of acceptance of the Lenders’ commitments, any naming rights, the final allocations of the commitments among the Lenders (which are likely not to be pro rata across the Senior Credit Facilities among Lenders) and the amount and distribution of fees among the Lenders.  To assist the Lead Arranger in its syndication efforts, you agree promptly to prepare and provide to the Lead Arranger (and to use commercially reasonable efforts to cause the Target to provide to the Lead Arranger) all information with respect to you, the Target and your and its subsidiaries and the Transactions, including, without limitation, all financial information and the projections of and other forward-looking information with respect to the Company (the “Projections”), that the Lead Arranger may reasonably request in connection with the structuring, arrangement and syndication of the Senior Credit Facilities.  For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon you, the Company or any of your respective affiliates; provided that you shall use commercially reasonable efforts to provide such information without causing any such a violation.

You agree, at the reasonable request of the Lead Arranger, to assist in the preparation of a version of the confidential information memoranda (and related marketing materials) and presentations to be used in connection with the syndication of the Senior Credit Facilities, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to you, the Target or your or the Target’s respective subsidiaries or any securities of you, the Target or your or the Target’s respective subsidiaries for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information”).  Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”.  You further agree that, unless expressly identified as “Public Lender Information”, each document to be disseminated by the Lead Arranger to any Lender in connection with the Senior Credit Facilities will be deemed to contain Private Lender Information.  It is understood that in connection with your assistance described above, authorization letters will be included in any confidential information memorandum that authorize the distribution of such confidential information memorandum to prospective Lenders, containing a customary representation from you to the Lead Arranger that the public-side version does not include material non-public information about you, the Target, your or its subsidiaries or your or its respective securities and exculpating the Commitment Parties and their respective affiliates with respect to any liability related to the use of the contents of such confidential information memorandum or any related marketing material by the recipients thereof.  You agree to use commercially reasonable efforts to identify that portion of the Information (as defined below) that may be distributed to the Public Lenders as “PUBLIC”.  You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information):  (a) drafts and final definitive documentation with respect to the Senior Credit Facilities; (b) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notification of changes in the terms of the Senior Credit Facilities.

4.             Fees.  As consideration for and a condition precedent to our commitments hereunder and our undertakings to arrange, manage, structure and syndicate the Senior Credit Facilities, you agree to pay to us the fees and fulfill the other obligations set forth in the Term Sheet and in the Fee Letter.

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5.             Conditions.  Our commitments and undertakings hereunder are subject solely to (a) there not having occurred, since December 31, 2011, a “Material Adverse Effect” (as defined in the Acquisition Agreement),  (b) your agreement to comply with the “market flex” provisions of the Fee Letter and with the syndication provisions in Section 3 above and (c) satisfaction of the conditions set forth under the heading “Conditions Precedent to Initial Borrowing” in Exhibit B hereto and the conditions set forth in Exhibit C hereto.  The conditions set forth in the foregoing clauses (a) through (c) being referred to in this Commitment Letter as the “Specified Conditions”.

Notwithstanding anything in this Commitment Letter, the Term Sheet, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking between us and you concerning the financing of the Transactions to the contrary, (i) the only representations and warranties relating to the Target, the accuracy of which shall be a condition to availability of the Senior Credit Facilities on the Closing Date shall be (A) such of the representations made by or with respect to the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of such representations and warranties is a condition to your or any of your affiliates’ obligation to consummate the Acquisition under the Acquisition Agreement or to the extent that you have the right to terminate your obligations under the Acquisition Agreement (without giving effect to notice or lapse of time or both) as a result of a breach of such representations and warranties in the Acquisition Agreement (such representations, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Loan Documents shall be in a form such that they do not impair availability of the Senior Credit Facilities on the Closing Date if the Specified Conditions are satisfied (it being understood that, to the extent any Collateral (including the creation or perfection of any security interest) referred to in the Term Sheet cannot be provided on the Closing Date (other than as a result of delivery to the Administrative Agent or its counsel of financing statements under the Uniform Commercial Code (“UCC”), short-form security agreements in proper and completed form for filing with the United States Patent and Trademark Office or United States Copyright Office and, to the extent certificated, stock certificates evidencing the Equity Interests in each wholly owned domestic subsidiary of the Borrower) after your use of commercially reasonable efforts to do so, then the delivery of such Collateral shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed).  For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to corporate existence and good standing, absence of conflicts with charter documents and applicable law (in each case, as they relate to the execution, delivery and performance of the Loan Documents), power and authority, due authorization, execution, delivery and enforceability of the Loan Documents (in each case, as they relate to the execution, delivery and performance of the Loan Documents), solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions, Federal Reserve margin regulations, Investment Company Act, PATRIOT Act and OFAC and the creation, validity, priority and perfection of security interests in the Collateral (subject to the parenthetical in clause (ii) above).  Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions to availability of the Senior Credit Facilities on the Closing Date are the Specified Conditions.  This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

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6.             Information.  You hereby represent and warrant that (and with respect to the Target, to the best of your knowledge that) (a) all written information (other than the Projections and information of a general economic or industry nature) (the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives or affiliates, is or will be, when furnished, correct in all material respects and does not or will not, as the case may be, taken as a whole, contain any untrue statement of fact or omit to state any fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made after giving effect to all supplements thereto and (b) the Projections that have been made or will be made available to the Commitment Parties by or on behalf of you or any of your representatives or affiliates and that have or will be made available to us or any Lender in connection with the Transactions have been or will be, as the case may be, prepared in good faith based upon assumptions believed by you to be reasonable at the time so made available (it being recognized by us that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).  You agree to supplement the Information and the Projections from time to time until the completion of the Syndication Period, so that each of the representations and warranties in the preceding sentence remains correct.  In arranging the Senior Credit Facilities, including the syndications of the Senior Credit Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

7.             Expenses.  You agree to pay or reimburse each Commitment Party for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, expenses of such Commitment Party’s due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of outside counsel identified in the Term Sheet) incurred by such Commitment Party or its affiliates (whether incurred before or after the date hereof) in connection with the Senior Credit Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, the Loan Documents and any security arrangements in connection therewith.  You further agree to pay all reasonable and documented out-of-pocket costs and expenses of each Commitment Party and its affiliates (including, without limitation, reasonable fees and disbursements of outside counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

8.             Indemnification.  You agree to indemnify and hold harmless each Commitment Party and its affiliates and each Commitment Party’s and its affiliates’ respective officers, directors, employees, advisors, agents, other representatives and controlling persons (each Commitment Party and each such other person being an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions and the other transactions contemplated hereby, the Senior Credit Facilities, the use of proceeds thereof or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by you or the Target or any of your or the Target’s affiliates, creditors or shareholders or any other person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one outside counsel to the Indemnified Persons taken as a whole and, if necessary, one firm of local counsel in each appropriate jurisdiction to the Indemnified Persons taken as a whole, and, in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons taken as a whole; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of, or material breach of its obligations under this Commitment Letter or the Loan Documents by, such Indemnified Person; and provided further that such Indemnified Person shall promptly repay you all expense reimbursements previously made pursuant to this paragraph to the extent that such Indemnified Person is finally determined not to be entitled to indemnification hereunder as contemplated by the preceding proviso of this paragraph.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or (ii) any special, indirect, consequential or punitive damages in connection with its activities related to this Commitment Letter or the Senior Credit Facilities.

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You shall not be liable for any settlement of any Proceedings effected without your consent (which consent shall not be unreasonably conditioned, withheld or delayed), but if settled with your written consent or if there is a final judgment for the plaintiff in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph.  You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably conditioned, withheld or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality and non-disparagement provisions.

In the event that an Indemnified Person is requested or required to appear as a witness in any action brought by or on behalf of or against you or any of your subsidiaries or affiliates in which such Indemnified Person is not named as a defendant, you agree to reimburse such Indemnified Person for all reasonable expenses incurred by it in connection with such Indemnified Person appearing and preparing to appear as such a witness, including, without limitation, the reasonable and documented fees and expenses of its outside legal counsel.

9.             Confidentiality.  You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or this Commitment Letter and the Term Sheet and the contents hereof and thereof, or the activities of the Commitment Parties pursuant hereto or thereto, to any person without prior written approval of the Commitment Parties, except that you may disclose (a) the Commitment Letter, the Term Sheet, the Fee Letter and the contents hereof and thereof (i) to your officers, directors, agents, employees, attorneys, accountants and advisors, in each case to the extent directly involved in the consideration of this matter on a confidential and need-to-know basis and (ii) as required by applicable law, regulation or compulsory legal process (in which case you agree to provide prompt written notice thereof, such notice to be provided in advance to the extent permitted by applicable law), (b) this Commitment Letter, the Term Sheet and the contents hereof and thereof and the Fee Letter and the contents thereof on a redacted basis, with such redaction to be reasonably acceptable to the Lead Arranger, to the Target and its officers, directors, employees, attorneys, accountants and advisors, in each case in connection with the Transactions and on a confidential and need-to-know basis, (c) the existence and contents of the Term Sheet to any rating agency and potential Lenders in connection with the Transactions and (d) to the extent required by applicable law, the existence and contents of this Commitment Letter and the Term Sheet in any public filing or prospectus in connection with the Acquisition or the financing thereof (it being acknowledged that the fees in the Fee Letter may be included generically in projections and pro forma information and in a generic disclosure of aggregate sources and uses contained in such syndication and other marketing materials).  Further, notwithstanding the next succeeding paragraph, we shall be permitted to use information related to the syndication and arrangement of the Senior Credit Facilities in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications.  You agree that you will permit the applicable Commitment Party to review and approve any reference to such Commitment Party or any of its affiliates in connection with the Senior Credit Facilities or the Transactions contained in any press release or similar public disclosure prior to public release.

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We shall use all confidential information received by us in connection with the Acquisition and the other transactions contemplated by this Commitment Letter solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants, prospective Lenders or participants or any direct or indirect contractual counterparties (or prospective counterparties) to any swap or derivative transaction relating to the Company and its obligations under the Senior Credit Facilities, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we agree to promptly notify you to the extent permitted by law), (d) upon the request or demand of any regulatory authority having or purporting to have jurisdiction over us or our affiliates (in which case we agree to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you to the extent lawfully permitted to do so), (e) to our officers, directors, agents, employees, attorneys, accountants and advisors (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of our respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and we shall be responsible for our affiliates’ compliance with this paragraph) solely in connection with the Acquisition and the other transactions contemplated by this Commitment Letter, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates or Representatives in breach of this Commitment Letter, or to the extent any such information is developed independently by us, (h) to the extent not known by us to consist of material non-public information and (i) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders, participants or prospective participants or derivative counterparties or prospective derivative counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender, participant or prospective participant or derivative counterparty or prospective derivative counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  The Commitment Parties and their respective affiliates will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or any of their other relationships with you in connection with the performance by them and their affiliates of services for other companies, and except as expressly permitted hereby, the Commitment Parties and their respective affiliates will not furnish any such information to such other companies.  By the same token, we will not make available to you confidential information that we have obtained or may obtain from any other customer.  You also acknowledge that no Commitment Party, nor any of its affiliates, have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Company or your or its subsidiaries, confidential information obtained by such Commitment Party and its affiliates from other companies.  You hereby acknowledge and agree that in connection with all aspects of the Transactions, you and each Commitment Party and any of its affiliates through which such Commitment Party may be acting (each a “Transaction Affiliate”) have an arm’s length business relationship that creates no fiduciary duty on the part of such Commitment Party or any Transaction Affiliate of such Commitment Party and each expressly disclaims any fiduciary relationship.  No Commitment Party has provided any legal, accounting, financial advisory, regulatory or tax advice with respect to the Transactions and the other transactions contemplated by this Commitment Letter and the Term Sheet and you have consulted with your own legal, accounting, financial advisory, regulatory and tax advisors to the extent you have deemed it appropriate to do so.

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10.           Termination.  Our commitments and undertakings hereunder shall terminate in their entirety automatically without further notice or action by us on the first to occur of (a) January 1, 2013, if the Closing Date shall not have occurred by such date, (b) with respect to our commitments and undertakings hereunder in respect of the Senior Credit Facilities, consummation of the Acquisition without use of the Senior Credit Facilities, (c) the date of execution and delivery of the Loan Documents by the Borrower and the Lenders and (d) the termination of the Acquisition Agreement in accordance with the terms thereof prior to the Closing Date.

The Fee Letter and the compensation, reimbursement, indemnification, syndication, jurisdiction, absence of fiduciary relationship, governing law, waiver of jury trial and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Loan Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Lender’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication of the Senior Credit Facilities and (b) confidentiality) shall automatically terminate and be superseded to the extent of any corresponding provisions of the Loan Documents covering the same subject matter upon the execution and delivery thereof, and you shall automatically be released from all liability hereunder in connection therewith at such time.

11.           Assignment; etc.  This Commitment Letter and the commitments and undertakings hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this paragraph shall prohibit us (in our sole discretion), subject to the terms of this Commitment Letter, from granting participations in, or selling assignments of all or a portion of, the commitments or the advances under the Senior Credit Facilities.  This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons, except that the Commitment Parties may perform the duties and activities described hereunder through any of their respective affiliates or branches and the provisions of the third preceding paragraph shall apply with equal force and effect to any of such affiliates or branches so performing any such duties or activities.

12.           Governing Law; Waiver of Jury Trial; etc.  This Commitment Letter and the Fee Letter shall be governed by and construed in accordance with the laws of the State of New York, and together constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof; provided, however, that (i) the determination of the accuracy of any Specified Acquisition Agreement Representation, (ii) the interpretation of whether a Material Adverse Effect (as defined in the Acquisition Agreement) has occurred with respect to the Company and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Commitment Letter, the Fee Letter each element of the Transactions or the performance by us or any of our affiliates of the services contemplated hereby.  In addition, with respect to any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of any of the parties hereunder, the parties hereto hereby irrevocably:  (a) submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, New York, New York; (b) agree that all claims with respect to such action or proceeding may be heard and determined in such New York State or Federal court; (c) waive the defense of any inconvenient forum to such New York State or Federal court; and (d) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in another jurisdiction by suit on the judgment or in any other manner provided by law.  Nothing in this Commitment Letter shall affect any right that any Commitment Party or any of its affiliates may otherwise have to bring any action or proceeding relating to this Commitment Letter and the Transactions against you or your properties in the courts of any jurisdiction.

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Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to the conditions precedent expressly described in Section 5 of this Commitment Letter (including, without limitation, the execution and delivery of the Loan Documents, which shall, in each case, be consistent with the Documentation Principles). Reasonably promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation of the Loan Documents for the purpose of executing and delivering the Loan Documents as soon as reasonably possible.

13.           Amendments; Counterparts; etc.  No amendment or waiver of any provision hereof, the Fee Letter or of the Term Sheet shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given.  This Commitment Letter, the Term Sheet and the Fee Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto.  This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission (or in “pdf” or similar format by electronic mail) shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

14.           PATRIOT Act Notification.  We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub.  L.  107-56 (signed into law October 26, 2001) (as the same may be amended and in effect from time to time, the “PATRIOT Act”), each Commitment Party is required to obtain, verify and record information that identifies the Company and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Company and the Guarantors that will allow the Commitment Parties to identify the Company and the Guarantors in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender.  You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

15.           Public Announcements; Notices.  We may, subject to your prior written consent (not to be unreasonably withheld, delayed or conditioned), at our expense, publicly announce as we may choose the capacities in which we or our affiliates have acted hereunder; provided that any such public announcement shall not occur until after the Closing Date.  Any notice given pursuant to this Commitment Letter shall be mailed or hand delivered in writing, if to (a) you, at your address set forth on page one hereof; and (b) Royal Bank and RBCCM, at 3 World Financial Center, 200 Vesey Street, 12th Floor, New York, NY 10281, Attention: Richard Smith.

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If the foregoing proposal is acceptable to you, please so confirm by signing and returning to us executed counterparts of this Commitment Letter and the Fee Letter.  Unless we receive your executed counterparts hereof and thereof by 5:00 p.m., New York City time, on December 6, 2012, our offer hereunder will automatically expire at such time without further action or notice.

[Signature pages follow.]

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We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
Name:	James S. Wolfe
Title:	Managing Director, Head of US Leveraged Finance

Signature Page to Commitment Letter

Accepted and agreed to as of
the date first written above:

LMI AEROSPACE, INC.

By:	/s/ Lawrence E. Dickinson
Name:	Lawrence E. Dickinson
Title:	Vice President, Chief Financial Officer and Secretary

Signature Page to Commitment Letter

CONFIDENTIAL	EXHIBIT A

Project Viper
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or the other Exhibits to the Commitment Letter.

The Company intend to acquire (the “Acquisition”), directly or indirectly through one or more of its wholly-owned domestic subsidiaries, all of the issued and outstanding equity interests of an entity previously identified to us by you as “Viper” (the “Target”) pursuant to the Acquisition Agreement.

In connection with the foregoing, it is intended that:

(a)           Pursuant to the Acquisition Agreement, the Company will acquire all of the issued and outstanding equity interests of the Target.

(b)           The Borrower will obtain senior secured credit facilities in an aggregate principal amount of up to $300.0 million comprising (i) a senior secured revolving credit facility in an aggregate principal amount of $75.0 million (the “Revolving Facility”) and (ii) a senior secured term loan facility in an aggregate principal amount of up to $225.0 million (the “Term Loan Facility”, and together with the Revolving Facility, the “Senior Credit Facilities”).

(c)           All the existing third party indebtedness for borrowed money of the Company and the Target and their respective subsidiaries (excluding certain limited indebtedness that the Lead Arranger reasonably agrees may remain outstanding after the Closing Date, which certain indebtedness shall include up to an amount to be agreed of outstanding industrial revenue bonds and certain contractual obligations to minority owners of a subsidiary of the Target related to the purchase of their outstanding equity interests in such subsidiary, up to an amount to be agreed) will be refinanced or repaid in full (or substantially simultaneously with the initial borrowing under the Senior Credit Facilities shall be refinanced or repaid in full), all commitments in respect thereof terminated, and all security and guaranties in respect thereof discharged and released (the “Refinancing”).

(d)           The proceeds of the Senior Credit Facilities on the Closing Date will be applied (i) to pay the consideration in connection with the Acquisition, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions.”

A-1

CONFIDENTIAL	EXHIBIT B

Project Viper
$75.0 Million Revolving Credit Facility
$225.0 Million Term Loan Facility
Senior Credit Facilities Summary of Terms and Conditions

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached or the other Exhibits to the Commitment Letter.

Borrower:	LMI Aerospace, Inc. (the “Company” or the “Borrower”).

Lead Arranger and Bookrunner:	RBC Capital Markets (the “Lead Arranger”).

Administrative Agent and Collateral Agent:	Royal Bank of Canada will act as the sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for the Lenders.

Transactions:	As described in Exhibit A to the Commitment Letter.

Lenders:	Royal Bank of Canada (or one of its affiliates) and a syndicate of financial institutions and other lenders (the “Lenders”) arranged by the Lead Arranger.

Term Loan Facility:	A senior secured term loan facility in an aggregate principal amount of up to $225.0 million (the “Term Loan Facility”).

Loans under the Term Loan Facility (the “Term Loans”) will be available to the Borrower in U.S. dollars.

Revolving Facility:
A senior secured revolving credit facility in an aggregate principal amount of up to $75.0 million (the “Revolving Facility”; together with the Term Loan Facility, the “Senior Credit Facilities”).  Lenders with commitments under the Revolving Facility are collectively referred to herein as the “Revolving Lenders”.

The commitment to make loans under the Revolving Facility (the “Revolving Loans”) will be available to the Borrower in U.S. dollars.

Swingline Facility:
The Administrative Agent or another Revolving Lender approved by the Administrative Agent and the Borrower (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings in U.S. dollars (in minimum amounts to be agreed upon and integral multiples to be agreed upon) in an aggregate principal amount of up to $5.0 million. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis. The Revolving Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility. To the extent that any Revolving Lender is in default of its obligations in respect of the Revolving Facility and such Lender’s swingline exposure is not reallocated to the applicable non-defaulting Revolving Lenders in accordance with customary reallocation provisions, the Swingline Lender may require the Borrower to prepay Loans in such amount that eliminates such exposure and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the unused commitments of non-defaulting Revolving Lenders.

Letters of Credit:
Up to an aggregate principal amount of $25.0 million of the Revolving Facility will be available to the Borrower in the form of letters of credit.  Letters of credit will be issued by Administrative Agent or one or more other Revolving Lenders approved by the Administrative Agent (in such capacity, the “Issuing Banks”).  Each letter of credit will be denominated in U.S.  dollars and will expire not later than the earlier of (a) twelve months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to twelve months on customary terms (which in no event shall extend beyond the date referred to in clause (b) above).  Drawings under any letter of credit shall be reimbursed (whether with its own funds or with the proceeds of Revolving Loans, if otherwise available) by the Borrower within one business day.  The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within one business day.  To the extent that any Revolving Lender is in default of its obligations in respect of the Revolving Facility and such Revolving Lender’s letter of credit exposure is not reallocated to the applicable non-defaulting Lenders in accordance with customary reallocation provisions, the Issuing Bank may require the Borrower to cash collateralize the pro rata participation of such Revolving Lender in respect of each applicable outstanding letter of credit.

Incremental Facilities:
The definitive credit documentation in respect of the Senior Credit Facilities shall provide for one or more incremental term facilities (the “Incremental Term Facilities”) and/or incremental revolving facilities (the “Incremental Revolving Facilities”, together with the Incremental Term Facilities, the “Incremental Facilities”) in minimum amounts to be agreed and in an aggregate total principal amount not to exceed (i) $35.0 million for all such Incremental Facilities under this clause (i), subject to pro forma compliance (assuming the full amount thereof is drawn) with a Secured Leverage Ratio (to be defined net of unrestricted cash and cash equivalents not to exceed $25.0 million) (other than the proceeds of any Incremental Facility)) of 3.75:1.00 plus (ii) $40.0 million for all such Incremental Facilities under this clause (ii), subject to pro forma compliance (assuming the full amount thereof is drawn) with a Secured Leverage Ratio of 3.00:1.00; provided that any Incremental Revolving Facility shall be effectuated by increasing the Revolving Facility.  The Incremental Facilities will rank pari passu in right of payment and security with the other Senior Credit Facilities

The Incremental Facilities shall not initially be effective but may be activated at any time and from time to time during the life of the Senior Credit Facilities at the request of the Borrower with consent required only from those Lenders (including new lenders that are reasonably acceptable to the Administrative Agent and the Borrower) that agree, in their sole discretion, to participate in such Incremental Facility, and the following shall be conditions to the effectiveness of any Incremental Facility: (a) no default or event of default shall have occurred and be continuing or would result therefrom, (b) after giving effect thereto, the Borrower would be in pro forma compliance with the Financial Covenants (after giving effect to such Incremental Facility, any acquisitions or dispositions or prepayment of indebtedness and other appropriate pro forma adjustments to be mutually agreed), (c) all representations and warranties shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Facility (provided that any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)), (d) the maturity date of any such Incremental Facility shall be no earlier than the maturity date for the Term Loan Facility, (e) the weighted average life to maturity of any Incremental Facility shall be no shorter than the weighted average life to maturity of the Term Loan Facility, (f) the interest margins for the Incremental Facility shall be determined by the Borrower and the lenders of the Incremental Facility, provided that in the event that the interest margins for any Incremental Facility are greater than the Applicable Margin for the Term Loan Facility by more than 50 basis points (the “Yield Differential”), then the Applicable Margin for the Term Loan Facility shall be increased to the extent necessary so that the interest margins for the Incremental Facility are not more than 50 basis points higher than the Applicable Margin for the Term Loan Facility, and (g) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility and any Incremental Term Loan Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term Loan Facility (except to the extent permitted by clause (d), (e) or (f) above), they shall be reasonably satisfactory to the Administrative Agent.

For purposes of determining the interest margins applicable to the Incremental Facility and the Yield Differential for the Term Loan Facility, (i) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower for the account of the Lenders with respect to the Term Loan Facility or the Incremental Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (ii) customary arrangement or similar fees payable to the Lead Arranger (or its affiliates) in connection with the Term Loan Facility or to one or more arrangers (or their affiliates) of the Incremental Facility shall be excluded, and (iii) if the LIBOR or ABR floor for the Incremental Facility is greater than the LIBOR or ABR floor, respectively, for the Term Loan Facility, the difference between such floor for the Incremental Facility and the Term Loan Facility shall be equated to an increase in the Applicable Margin.

Purpose:
The proceeds of loans under the Term Loan Facility will be used to finance the Acquisition, to finance the repayment of certain existing indebtedness of the Company, the Target and their respective subsidiaries, and to pay for fees and expenses incurred in connection therewith.

The proceeds of loans under the Revolving Facility will be used for working capital and other general corporate purposes, including financing of permitted acquisitions.

Letters of credit will be used by the Borrower for general corporate purposes of the Borrower and its subsidiaries.

Availability:
The full amount of the Term Loan Facility must be drawn in a single drawing concurrently with the consummation of the Acquisition.  Amounts repaid or prepaid under the Term Loan Facility may not be reborrowed.

Loans under the Revolving Facility will be available (i) on the Closing Date in an amount to be agreed plus such additional amounts required to fund any additional upfront fees or OID payable due to any imposition of “flex” terms under the Fee Letter and (ii) after the Closing Date and at any time prior to the final maturity of the Revolving Facility, in each case, in minimum principal amounts to be agreed upon.  Amounts prepaid under the Revolving Facility may be reborrowed.  Letters of Credit may be issued at any time on and after the Closing Date and at any time prior to date set forth in clause (b) of the first paragraph of the Section of this Exhibit B entitled “Letters of Credit”.

Interest Rates and Fees:	As set forth on Annex I hereto.

Maturity and Amortization:
The Term Loan Facility will mature on the sixth anniversary of the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Loan Facility during each year of the Term Loan Facility, with a final balloon payment equal to the balance of the original principal amount of the Term Loan Facility payable at maturity.

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the fifth anniversary of the Closing Date.

Guarantees:
Subject to the Certain Funds Provision, all obligations of the Borrower under the Senior Credit Facilities and of the Borrower and its subsidiaries under any interest rate protection or other hedging arrangements entered into with the Administrative Agent, a Lender or any affiliate of the Administrative Agent or any such Lender (collectively, the “Hedging Arrangements”) and certain cash management arrangements entered into with the Administrative Agent or a Lender or any affiliate of the Administrative Agent or any such Lender (collectively, the “Cash Management Arrangements” and, together with the Hedging Arrangements, the “Secured Agreements”), will be unconditionally guaranteed by each existing and each subsequently acquired or organized direct or indirect material domestic subsidiary of the Borrower, subject to customary exceptions to be agreed, but in any event excluding any U.S. subsidiary of a foreign subsidiary.

The foregoing guarantees are referred to herein as the “Guarantees” and such guarantors collectively, the “Guarantors”).  The Borrower and the Guarantors are herein referred to as the “Loan Parties” and, individually, as a “Loan Party.”

Security:
Subject to the limitations set forth below in this section and the Certain Funds Provision, obligations of the Loan Parties in respect of the Senior Credit Facilities, the Guarantees, the Hedging Arrangements and the Cash Management Agreements will be secured by the following property of the Loan Parties, wherever located, now owned or hereafter acquired (collectively, the “Collateral”):

(a)           valid and perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Guarantor (including, subject to the following paragraph, accounts receivable, deposit accounts, inventory, equipment, investment property, intellectual property, other general intangibles, real property, and proceeds of the foregoing);

(b)           a valid and perfected first-priority pledge of the equity interests of the Borrower and each direct subsidiary of the Borrower and of each Guarantor (limited in the case of non-U.S. subsidiaries to 100% of the non-voting interests therein and 65% of the voting interests therein), subject in each case to any applicable prohibitions and limitations provided by law or regulation; and

(c) all proceeds and products of the property and assets described in clauses (a) and (b) above.

Notwithstanding anything to the contrary, the Collateral shall exclude the following:  (i) motor vehicles and other assets subject to certificates of title; (ii) pledges and security interests (including in respect of interests in partnerships, joint ventures and other non-wholly owned entities) to the extent prohibited by law or prohibited by agreements containing anti-assignment clauses not overridden by the UCC or other applicable law; (iii) any real property with a value of less than an amount to be mutually agreed (with any required mortgages on properties with a value greater than such amount being permitted to be delivered post-closing); (iv) intent to use trademark or service mark applications; (v) equity interests in any person other than wholly owned subsidiaries to the extent not permitted by the terms of such subsidiary’s organizational or joint venture documents; (vi) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, to the extent permitted under the Loan Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition; and (vii) those assets as to which the Administrative Agent and the Borrower agree that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby.

Loan Documents:
The definitive documentation for the Senior Credit Facilities, including all the above-described pledges, security interests and mortgages, shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Administrative Agent and customary for transactions of this type and shall be consistent with this Term Sheet (the “Loan  Documents”).

Mandatory Prepayments:	Loans under the Term Loan Facility and any Incremental term Loan Facility shall be prepaid with:

(a) 50% (with step-downs to 25% and 0% based on leverage ratios to be agreed) of the Borrower’s annual excess cash flow (to be defined as mutually agreed) commencing with the fiscal year of the Borrower ending December 31, 2013; provided that voluntary prepayments of Term Loans and Revolving Loans accompanied by permanent commitment reductions shall reduce excess cash flow payments on a dollar-for-dollar basis (except to the extent made with the proceeds of long-term indebtedness).

(b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including, without limitation, insurance and condemnation proceeds), subject to exceptions to be agreed upon and customary reinvestment rights if reinvested in useful assets within twelve months of such sale or disposition.

(c) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its subsidiaries after the Closing Date (other than permitted debt (excluding refinancing debt in respect of the Senior Credit Facilities)).

The above described mandatory prepayments shall be applied on a pro rata basis to the Term Loan Facility and any Incremental Term Loan Facility and to the installments thereof on a pro rata basis.

The Borrower shall be required to repay outstanding Revolving Loans and cash collateralize outstanding letters of credit at any time, and to the extent that the outstanding credit extensions under the Revolving Facility exceed the principal amount of the commitments under the Revolving Facility.

Voluntary Prepayments/Reductions in Commitments:
Voluntary prepayments of borrowings under the Term Loan Facility and voluntary reductions of the unutilized portion of the Revolving Facility commitments will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, (subject to the Call Premium referred to below), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR loans other than on the last day of the relevant interest period.

All voluntary prepayments under the Term Loan Facility shall be applied to the remaining amortization payments thereunder as directed by the Borrower.

Call Premium:
If, prior to the first anniversary of the Closing Date, (a) there shall occur any amendment, amendment and restatement or other modification of the definitive documentation for the Term Loan Facility that has the effect of reducing the total yield then in effect for the loans thereunder, (b) all or any portion of the Term Loan Facility is voluntarily prepaid or mandatorily prepaid with the net cash proceeds of issuances, offerings or placements of debt obligations of the Borrower and its subsidiaries, or refinanced substantially concurrently with the incurrence of, or conversion of the loans thereunder into, new indebtedness that has an effective yield lower than the yield in effect for the loans so prepaid (in each case, after giving effect to interest rate margins (including the Adjusted LIBOR and ABR floors), original issue discount and upfront fees) or (c) a lender must assign its loans under the Term Loan Facility as a result of its failure to consent to an amendment, amendment and restatement or other modification of the Term Loan Facility that would have the effect of reducing the total yield then in effect for the loans under the Term Loan Facility (any of clause (a), (b) or (c), a “Repricing Transaction”), then in each case the aggregate principal amount so subject to such Repricing Transaction (other than any Repricing Transaction made in connection with a change of control) will be subject to a 1.00% prepayment premium payable by the Borrower (the “Call Premium”).

Representations and Warranties:
Usual and customary for facilities of this type, to be applicable to the Borrower and its subsidiaries and with appropriate exceptions and materiality qualifiers to be agreed, including the following:  financial statements (including pro forma financial statements); no material adverse change; organizational status and good standing; compliance with laws; power and authority; enforceability of Loan  Documents; no conflict with law, organizational documents or contractual obligations; governmental and third-party approvals; material agreements; no material litigation; ownership of property; intellectual property; use of proceeds; insurance; undisclosed liabilities; taxes; PATRIOT Act, anti-money laundering and OFAC; Federal Reserve regulations; pension matters; Investment Company Act; subsidiaries and equity interests; environmental matters; consolidated solvency; accuracy of disclosure; ERISA labor matters; and creation, validity, perfection and priority of security interests.

Conditions Precedent to Initial Borrowing:
Under the Loan Documents, the availability of the initial borrowing under the Senior Credit Facilities shall only be subject to (i) the conditions set forth below under the heading “Conditions Precedent to Each Borrowing” and (ii) the Specified Conditions set forth in Section 5 of the Commitment Letter (the date upon which all such conditions shall be satisfied (or waived), the “Closing Date”).

Conditions Precedent to Each Borrowing:
The making of each extension of credit under the Senior Credit Facilities shall be conditioned upon (a) subject on the Closing Date to the Certain Funds Provisions, the accuracy of representations and warranties in all material respects (provided that the materiality qualification in this clause (a) shall not apply to the extent such representations and warranties are already qualified by materiality), (b) the absence of defaults and events of default at the time of, and after giving effect to the making of such extension of credit and the use of proceeds thereof and (c) the delivery of a borrowing notice.

Affirmative Covenants:
Usual and customary for facilities of this type, to be applicable to the Borrower and its subsidiaries and subject to customary exceptions and qualifications to be agreed, including the following:  delivery of audited annual consolidated and unaudited consolidated quarterly financial statements, annual budgets, accountants’ letters, officers’ certificates and other information reasonably requested by the Lenders through the Administrative Agent; lender calls; notices of defaults, material adverse effects, litigation and other material events; payment of taxes; maintenance of existence and material rights, privileges, licenses and permits; compliance with laws and regulations (including environmental laws, labor laws and PATRIOT ACT); interest rate hedging; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; reasonable efforts to maintain the Ratings; and further assurances with respect to guarantees, security interests and related matters.

Negative Covenants:
Usual and customary for facilities of this type, to be applicable to the Borrower and its subsidiaries and in each case with customary exceptions, qualifications and baskets to be agreed, including the following:  limitations on the incurrence of indebtedness (including guarantee obligations and earn outs); liens; fundamental changes; mergers, liquidations and dissolutions; sales of assets (including sale and leasebacks); dividends, distributions and other payments (including redemptions and repurchases) in respect of equity interests; investments, acquisitions, loans and advances; transactions with affiliates; prepayments, redemptions or repurchases of junior debt and amending or otherwise modifying any documents related thereto; amending or otherwise modifying any organizational documents in a manner materially adverse to the Lenders; restrictive agreements (including restrictions on the ability of subsidiaries to grant liens or to pay dividends or to make distributions); changes in fiscal year; and changes in lines of business.

Financial Covenants:
The following financial covenants (the “Financial Covenants”)  (with financial definitions and levels to be mutually agreed and set forth in the Loan Documents and a non-cumulative cushion of 30% to the applicable period from the financial model delivered by the Company and dated November 23, 2012 (the “Financial Model”), to be applicable to the Borrower and its subsidiaries on a consolidated basis and to be tested quarterly commencing after the completion of the first full fiscal quarter following the Closing Date:

(a)           a maximum ratio of Total Consolidated Indebtedness (to be defined net of unrestricted cash and cash equivalents not to exceed $25.0 million) to Consolidated Adjusted EBITDA (the  “Total Net Leverage Ratio”); and

(b) a minimum ratio of trailing four quarter Consolidated Adjusted EBITDA to consolidated interest expense paid in such period in cash (the “Interest Coverage Ratio”).

Events of Default:
Usual and customary for facilities of this type, to be applicable to the Borrower its subsidiaries, including the following:  nonpayment of principal when due; nonpayment of interest, fees or other amounts after a customary grace period; material inaccuracy of representations and warranties when made or deemed made; violation of other covenants (subject, in the case of certain such covenants, to grace periods to be mutually agreed); cross-default and cross-acceleration to other material debt; bankruptcy and insolvency events of the Borrower and any material subsidiary thereof; certain ERISA pension events; material judgments; actual or asserted invalidity of any material Guarantee or material security interest; and change of control (to be defined in a manner to be mutually agreed).

Voting:
Amendments and waivers of the Loan  Documents will require the approval of Lenders (the “Required Lenders”) holding more than 50% of the aggregate amount of loans and commitments under the Senior Credit Facilities, except that:  (a) the consent of each Lender directly and adversely affected thereby shall be required with respect to (i) increases in or extensions of commitments of such Lender, (ii) reductions of principal, interest (other than default interest), premiums or fees and (iii) reductions in the amount of or extensions of scheduled amortization or final maturity; (b) the consent of 100% of the Lenders will be required with respect to (i) modifications to any of the voting percentages applicable thereto and (ii) releases of liens on all or substantially all of the Collateral or all or substantially all of the Guarantees; and (c) the consent of the Administrative Agent and the applicable Swingline Lender or Issuing Bank will be required to amend, modify or otherwise affect the rights and duties of the Administrative Agent and such Swingline Lender or Issuing Bank, as the case may be.

The Loan Documents shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all relevant Lenders or of all relevant Lenders directly affected thereby so long as relevant Lenders holding at least 50% of the aggregate amount of the loans and commitments under the relevant Senior Credit Facilities have consented thereto.

Yield Protection and Increased Costs:
Usual and customary for facilities and transactions of this type, including customary tax gross-up provisions (including with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III).

Defaulting Lenders:	Usual and customary for facilities and transactions of this type.

Assignments and Participations:
The Lenders will be permitted to assign loans and commitments with the consent of the Borrower (unless a default or an event of default has occurred and is continuing or such assignment is to a Lender, an affiliate of a Lender or an approved fund, and provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five business days after having received notice thereof), the Administrative Agent (unless such assignment is an assignment of a commitment or loan under a Term Loan Facility to a Lender, an affiliate of a Lender or an approved fund) and, in the case of assignments under the Revolving Facility, each Issuing Bank and Swingline Lender, in each case such consent not to be unreasonably withheld or delayed.  Each assignment (except to other Lenders or their affiliates or approved funds) will be in a minimum amount of $1.0 million in the case of the Term Loan Facility and $2.5 million in the case of the Revolving Facility.  The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.  Assignments will not be required to be pro rata among the Senior Credit Facilities.

The Lenders will be permitted to participate loans and commitments without restriction.  Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of scheduled amortization or final maturity and (d) releases of all or substantially all of the Collateral or all or substantially all of the Guarantees.

The Loan  Documents shall provide that Term Loans   may be purchased and assigned by the Borrower on a non-pro rata basis through Dutch auction or similar procedures to be agreed that are offered to all Lenders on a pro rata basis in accordance with customary procedures to be agreed and subject to customary restrictions to be agreed; provided that (i) any such Term Loans acquired by the Borrower shall be cancelled (and be deemed automatically cancelled) promptly upon acquisition thereof, (ii) no loan purchases shall be permitted by the Borrower or any of their respective subsidiaries if a default or event of default has occurred and is continuing and (iii) no proceeds from Revolving Loans shall be used to consummate any such purchases.

Expenses and Indemnification:
The Borrower shall pay (a) all reasonable and documented or invoiced out-of-pocket expenses of the Administrative Agent, the Lead Arranger and each Swingline Lender and Issuing Bank associated with the syndication of the Senior Credit Facilities and the preparation, execution, delivery and administration of the Loan  Documents and any amendment or waiver with respect thereto (including, without limitation, the reasonable fees, disbursements and other charges of counsel identified herein, one local counsel in each relevant jurisdiction and counsel otherwise retained with the Borrower’s consent) and (b) all reasonable and documented or invoiced out-of-pocket expenses of the Administrative Agent, the Lead Arranger, each Swingline Lender and Issuing Bank and the Lenders (including, without limitation, the fees, disbursements and other charges of counsel) in connection with the enforcement of the Loan  Documents.

The Loan Parties will indemnify the Administrative Agent, the Lead Arranger, each Swingline Lender and Issuing Bank and the Lenders and their respective affiliates, and the officers, directors, employees, affiliates, agents and controlling persons of the foregoing, and hold them harmless from and against all costs, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrower or any of their respective affiliates, creditors or shareholders) that relate to the Loan  Documents; provided that no indemnified person will be indemnified for its gross negligence, willful misconduct, bad faith or material breach of the Loan  Documents, as determined in a final, non-appealable judgment of a court of competent jurisdiction.

Governing Law and Forum:	New York.

New York Counsel to Administrative Agent and Lead Arranger:	Paul Hastings LLP.

CONFIDENTIAL	ANNEX I TO EXHIBIT B

Interest Rates:	The interest rates under the Senior Credit Facilities will be as follows:

Term Loan Facility:

At the option of the Borrower (i) Adjusted LIBOR plus the Applicable Margin or (ii) ABR plus the Applicable Margin

Revolving Facility:

At the option of the Borrower, (i) Adjusted LIBOR plus the Applicable Margin or (ii) ABR plus the Applicable Margin.

As used herein:

“Adjusted LIBOR” means the London interbank offered rate, adjusted for statutory reserve requirements; provided that, with respect to the Term Loan Facility, “Adjusted LIBOR” shall be no less than 1.25% per annum.

“ABR” means the highest of (a) the prime rate announced or established by the Administrative Agent from time to time, changing effective on the date of announcement of said corporate base rate changes, (b) the Federal Funds Rate plus 0.50% per annum and (c) one-month Adjusted LIBOR plus 1.00% per annum; provided that with respect to the Term Loan Facility, “ABR” shall be no less than 2.25% per annum.  The prime rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Applicable Margin” means:

(a)           with respect to Revolving Loans:  (i) 4.75% per annum, in the case of Adjusted LIBOR loans, and (ii) 3.75% per annum, in the case of ABR loans; provided that from and after the first full fiscal quarter ending after the Closing Date, the Applicable Margin for the Revolving Facility will be subject to a step-down to be agreed based on a leverage ratio to be agreed; and

(b) with respect to the Term Loan: (i) 4.75% per annum, in the case of Adjusted LIBOR loans, and (ii) 3.75% per annum, in the case of ABR loans.

Adjusted LIBOR borrowings may be made for interest periods of 1, 2, 3 or 6 (or, if agreed to by all applicable Lenders, 9 or 12) months or a shorter period as may be agreed, as selected by the Borrower.

B-I-1

Interest on loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of actual number of days elapsed), provided that interest on ABR loans, when based on the Administrative Agent’s prime rate, will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year), in each case calculated on the basis of the actual number of days elapsed.  Interest will be payable on Adjusted LIBOR loans on the last day of the applicable interest period (and at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on ABR loans quarterly and upon prepayment.

Default Rate:
Upon and during the continuance of (i) any payment or bankruptcy event of default or (ii) at the election of the Required Lenders, any other event of default, with respect to any overdue amounts, the applicable interest rate plus 2.00% per annum.

Letter of Credit Fees:
A per annum fee equal to the applicable spread over Adjusted LIBOR under the Revolving Facility in effect from time to time will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon termination of each respective letter of credit and the Revolving Facility.  Such fees shall be distributed to the applicable Revolving Lenders pro rata in accordance with their commitments under the Revolving Facility.  In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee to be agreed upon on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon termination of the Revolving Facility, and (b) the Issuing Bank’s customary issuance and administration fees.

Commitment Fee:
A commitment fee of 0.50% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears and subject to a step-down to 0.375% based on a leverage ratio to be agreed.

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CONFIDENTIAL	EXHIBIT C

Project Viper
$300.0 Million Senior Secured Credit Facilities
Summary of Additional Conditions Precedent

Capitalized terms used in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and the other Exhibits to the Commitment Letter.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

The initial borrowings under the Senior Credit Facilities shall be subject to the following conditions precedent (it being understood that without limiting your obligations to assist with syndication efforts as set forth in the Commitment Letter, the Commitment Parties agree that the completion of such syndications is not a condition to its commitment hereunder or to the Closing Date):

1.             Loan Documents consistent with the Term Sheet and the Commitment Letter (including, without limitation, the Guarantees and Collateral to the extent required by the Commitment Letter and Term Sheet) and mutually acceptable to the Borrower and Initial Lender shall have been executed and delivered to the Administrative Agent.

2.             The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Senior Credit Facilities shall be consummated, in all material respects in accordance with the Acquisition Agreement (and no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders without the consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned)) (it being understood that any modification, amendment, consent, waiver or determination in respect of the definition of Material Adverse Effect shall be deemed to be material and adverse to the interests of the Lenders).

3.             The Refinancing shall have been consummated, or substantially simultaneously with the initial borrowing under the Senior Credit Facilities, shall be consummated.

4.             The Administrative Agent shall have received (a) subject to the Certain Funds Provision, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral, (b) a reasonably satisfactory certificate attesting to the solvency of the Borrower and its subsidiaries on the Closing Date on a consolidated basis after giving effect to the Transactions from the chief financial officer or another senior financial or accounting officer of the Borrower or the Company, and (c) such legal opinions, documents and other instruments as are customary for transactions of this type (including corporate documents and officers’ and public officials’ certifications, customary evidence of authority and customary lien and judgment searches and evidence of insurance).

5.             The Lead Arranger shall have received (a) GAAP audited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company and the Target, in each case, for the fiscal years ended December 31, 2009, 2010 and 2011 and (b) GAAP unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company and the Target, in each case, for each subsequent fiscal quarter after December 31, 2011 ended at least 45 days before the Closing Date.

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6.             The Lead Arranger shall have received a pro forma consolidated balance sheet of the Company as of the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of operations and EBITDA for the twelve-month period ending on such balance sheet date, in each case adjusted to give effect to the Transactions, the other transactions related thereto and such other adjustments as are reflected in the agreed Financial Model (the “Pro Forma Financial Statements”).

7.             The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that are reasonably requested by the Lenders no later than five business days prior to the Closing Date under the applicable “know-your-customer” rules and regulations, including the PATRIOT Act, in each case at least three business days prior to the Closing Date.

8.             All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agent, the Lead Arranger and the Lenders shall have been paid.

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